Exhibit 99.2

CONTACT:    Linda J. Wachner                        Robert D. Siegfried
            (212) 370-8205                          Kekst and Company
                                                    (212) 521-4832
            William S. Finkelstein
            (212) 370-8287





                                                 FOR IMMEDIATE RELEASE
                                                 ---------------------

                 WARNACO REACHES AGREEMENT WITH LEAD BANKS
                      FOR REFINANCING TO AUGUST 2002;
                 IMPLEMENTS STRATEGIC OPERATING INITIATIVES
                  AND COMMENTS ON OUTLOOK FOR FISCAL 2000
                  ---------------------------------------

          AGREEMENT WILL EXTEND $500 MILLION TRADE CREDIT FACILITY
                AND $600 MILLION BRIDGE LOAN TO AUGUST 2002;
      NO MATERIAL DEBT MATURITIES OR AMORTIZATION SCHEDULED FOR 2000
                           OR 2001 FISCAL YEARS

LEAD BANKS WITH $1.7 BILLION SHARE OF $2.9 BILLION DEBT FACILITIES COMMITTED
            TO TRANSACTION; EXPECTED TO CLOSE IN SEPTEMBER 2000

   OPERATING INITIATIVES EXPECTED TO ACHIEVE ANNUALIZED COST SAVINGS OF
                              $42 MILLION PER YEAR;
       ANTICIPATES Q2 2000 AFTER-TAX CHARGE OF $60 TO $70 MILLION AND
                REVISES 2000 OPERATING EARNINGS GUIDANCE TO
RANGE OF $0.26 TO $0.36 PER DILUTED SHARE BEFORE CHARGES AND INVESTMENT GAINS

NEW YORK, NEW YORK, JULY 20, 2000 --The Warnaco Group, Inc. (NYSE:WAC) today announced that it has received commitments from its lead banks to amend and extend up to $2.9 billion of existing financing facilities through August 12, 2002. The commitments from holders of approximately $1.7 billion of the Company's worldwide debt facilities were received from The Bank of Nova Scotia, Salomon Smith Barney, Inc., Citibank, N.A., Morgan Guaranty Trust Company of New York, Commerzbank, A.G. and Societe Generale. The agreements, which are subject to various closing conditions described below, are expected to close in September 2000 and will mature not earlier than August 12, 2002. The Company said that the contractual maturities of its longer-term debt, including its $450 Million Revolving Credit Facility due November 17, 2004, are unaffected by the transactions. At June 30, 2000, Warnaco had funded balance sheet debt in its various financing facilities of approximately $1.4 billion.

When completed, the agreements will extend the maturities through August 12, 2002 of the $500 million Trade Credit and $600 million Bridge Loan facilities, which presently have contractual maturities in July and October 2000, respectively. Warnaco said that upon satisfaction of the closing conditions to and completion of the planned transactions, the Company will have no material debt maturing prior to August 2002. In the interim period, prior to closing, Warnaco will utilize bilateral trade facilities, including a supplemental trade credit facility with The Bank of Nova Scotia, for its normal trade and letter of credit requirements. The amended financing facilities will be secured by assets owned by Warnaco and its subsidiaries. Warnaco also said that there are no requirements for modification of the Company's remaining private or public debt.

The Company said that it anticipates taking an after-tax charge in the second quarter of 2000 of approximately $60 to $70 million in connection with the global operating initiatives recently launched. These initiatives are expected to create cost efficiencies through plant consolidations, workforce reductions, and consolidation of finance and manufacturing organizations within the Company. Commenting on the outlook for Warnaco's 2000 fiscal year, the Company said that it expects to report operating earnings for the 2000 fiscal year, before charges and investment gains, in the range of $0.26 to $0.36 per diluted share with a commensurate reduction in anticipated earnings for the second quarter of 2000. The revised outlook anticipates increased interest expense and the amortization of transaction fees relating to the new financing agreements when completed, additional markdowns in connection with further inventory reductions, adverse impacts on certain Sportswear brands on account of discounted pricing by competitors, lower sales resulting from negative publicity arising from and related to the Calvin Klein trademark litigation and costs associated with such litigation. Warnaco said that it will announce actual results for the second quarter of 2000 on or about August 4, 2000 as previously scheduled.

On June 26, 2000, in response to litigation commenced by Calvin Klein, Inc. against Warnaco in May 2000, the Company filed an Answer in federal court (in New York) which the Company believes demonstrates that the litigation is without merit. Warnaco also filed a lawsuit on June 26, 2000 against Calvin Klein, Inc. and Calvin Klein, personally, seeking damages for their ongoing and intentional failure to live up to their obligations with respect to Warnaco, which is the co- owner of the Calvin Klein Trademarks. Warnaco's court papers state that Warnaco is the co- owner of the Calvin Klein Trademark Trust, the beneficial owner of the Calvin Klein Trademarks for underwear and sleepwear, and is the licensee until 2044 of the Calvin Klein Trademarks for jeanswear. The case, including Warnaco's lawsuit against Calvin Klein and Calvin Klein, Inc., has been set for trial in federal court on January 16, 2001. The Company said that it would not comment on pending litigation beyond the pleadings that have been filed in the cases.

Linda Wachner, chairman and chief executive officer of Warnaco, said, "We are fully engaged and committed to achieving enhanced financial performance as quickly as possible. Since 1986, Warnaco has enjoyed continued growth. We have managed this company over the years to ensure that there is more than adequate cash flow to support our businesses and this is serving us well in the difficult business environment affecting the apparel industry in general. We expect to maintain substantial free cash flow over each of the next four years. We also expect that the operating initiatives that have been implemented should result in substantial improvement in operating earnings in 2001. Our new financing agreements, which reflect the support of our lead banks, and the operational initiatives that we are announcing today are a cornerstone for the Company."

Mrs. Wachner emphasized that these initiatives should benefit the Company and its constituents by:

o creating operating efficiencies through strategic initiatives that the Company launched in recent weeks including consolidation of nine distribution centers into three central distribution centers in Europe; reduction in Warnaco's worldwide employment workforce by approximately 10%; consolidation of the Authentic Fitness and Warnaco manufactur ing organizations; centralization of worldwide finance and manufacturing responsibilities while maintaining sales and marketing business units in key countries; and consolidation of manufacturing for Intimate Apparel through the closing of three manufacturing facilities and one cutting facility;

o creating annualized pre-tax savings estimated at $42 million per year going forward which will begin to be realized upon completion of the initiatives in the fourth quarter of 2000; and

o creating a stable capital and operating environment in which the Company can add meaningful future earnings through its leading market share, preeminent brands and successful acquisition of Authentic Fitness.

Warnaco said that the bank commitment letter will be filed on Form 8-K with the Securities and Exchange Commission. The Company said that the closing of the new facility agreements are subject to customary financing conditions, to the completion of bank debt amendments by the holders of the Company's committed and bilateral financing facilities including approval of the amendments by the requisite lenders, the execution of appropriate documentation, the satisfactory completion of confirmatory due diligence by the bank agents, and the absence of any material adverse change in Warnaco and its subsidiaries taken as a whole. Warnaco said it also expects to receive on or prior to July 27, 2000, a limited waiver, through September 30, 2000, of compli ance with financial covenants in certain of its existing debt facilities.

The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear, better dresses, fragrances and accessories sold under such brands as Warner's(R), Olga(R), Fruit of the Loom(R) bras, Van Raalte(R), Lejaby(R), Weight Watchers(R), Bodyslimmers(R), Izka(R), Chaps by Ralph Lauren(R), Calvin Klein(R) men's, women's, and children's underwear, men's accessories, and men's, women's, junior women's and children's jeans, Speedo(R)/Authentic Fitness(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Polo by Ralph Lauren (R) women's and girls' swimwear, Oscar de la Renta(R), Anne Cole Collection(R), Cole of Califor nia(R) and Catalina(R) swimwear, A.B.S.(R) Women's sportswear and better dresses and Penhaligon's(R) fragrances and accessories.

This press release contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the ability of the Company to satisfy the conditions and requirements of financing commitments accepted by the Company, the effect of worldwide, regional and country general economic conditions, the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, competitive pricing pressures, consumer preferences including acceptance of both new designs and newly- introduced product lines, financial difficulties encountered by customers, inflation, merchandise supply constraints, interest rate movements and access to capital. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.